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As filed with the Securities and Exchange Commission on December 8, 2014

Registration No. 333-200457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Ernest Panasci, Esq. Stinson Leonard Street LLP 6400 South Fiddlers Green Circle, Suite 1900 Greenwood Village, Colorado 80111 Telephone: (303) 376-8402

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value per share	4,365,843	N/A	$73,407,218.42	$8,529.92(3)

(1)
Based upon an estimate of the maximum number of the shares of common stock of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of October 21, 2014 among Pacific Premier, Pacific Premier Bank and Independence Bank, or Independence Bank, based on (a) 4,821,628 shares of Independence Bank common stock outstanding, (b) 672,250 shares of Independence Bank common stock that may be issued upon the exercise of outstanding stock options, (c) 206,975 shares of Independence Bank common stock that may be issued upon the exercise of outstanding warrants, (d) 90% of the outstanding shares of Independence Bank common stock being cancelled and exchanged for shares of Pacific Premier common stock, and (e) an exchange ratio of 0.9259 shares of Pacific Premier common stock for each share of Independence Bank common stock being exchanged for shares of Pacific Premier common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of the shares of Independence Bank's common stock (the securities to be exchanged in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as follows: the product of (i) $14.14, which is the average high and low prices reported for Independence Bank's common stock on the OTCQB Market on November 19, 2014, which is within five business days prior to the date of filing this Registration Statement multiplied by (ii) 5,700,853 the estimated maximum number of the shares of Independence Bank's common stock that may be exchanged for the merger consideration (including outstanding options and warrants exercisable for Independence Bank's common stock, on an as-converted basis) less $7,203,843, which is the estimated cash portion of the merger consideration payable to the holders of Independence Bank common stock in accordance with Rule 457(f)(3). Estimated solely for the purposes of calculating the SEC filing fee.

(3)
Previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

            Pacific Premier Bancorp, Inc. is filing this Amendment No. 1 (this "Amendment") to its registration statement on Form S-4 (the "Registration Statement") as an exhibit-only filing to file Exhibit 99.5. Accordingly, this Amendment consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 99.5. The joint proxy statement/prospectus contained in the Registration Statement is unchanged and has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of October 21, 2014, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Independence Bank.(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Independence Bank, and certain shareholders of Independence Bank(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Premier Bancorp, Inc.)*
23.2	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Independence Bank)*
23.3	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Premier Service Bank)*
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.*
99.2	Consent of Keefe, Bruyette & Woods, Inc.*
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier*
99.4	Form of proxy for the special meeting of shareholders of Independence Bank*
99.5	Form of Letter of Transmittal and Election Form

*
Previously filed.

(1)
Included as an annex to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 17, 2014.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on December 8, 2014.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date

* Steven R. Gardner		President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2014
* Kent J. Smith		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2014
* Jeff C. Jones		Chairman of the Board of Directors	December 8, 2014
* Kenneth Boudreau		Director	December 8, 2014
* John Carona		Director	December 8, 2014
* Joseph L. Garrett		Director	December 8, 2014
* John D. Goddard		Director	December 8, 2014
* Michael L. McKennon		Director	December 8, 2014
*By:	/s/ STEVEN R. GARDNER Steven R. Gardner Attorney-in-Fact December 8, 2014

 EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of March 5, 2013, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Independence Bank.(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Independence Bank, and certain shareholders of Independence Bank(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Premier Bancorp, Inc.)*
23.2	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Independence Bank)*
23.3	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Premier Service Bank)*
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.*
99.2	Consent of Keefe, Bruyette & Woods, Inc.*
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier*
99.4	Form of proxy for the special meeting of shareholders of Independence Bank*
99.5	Form of Letter of Transmittal and Election Form

*
Previously filed.

(1)
Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 17, 2014.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX